Consent of Independent Registered Public Accounting Firm
The Board of Directors
Hudson City Bancorp, Inc.:
We consent to the incorporation by reference in the registration statements (No. 333-73090, No. 333-95193, No. 333-78969 and No. 333-114536) on Form S-8 of Hudson City Bancorp, Inc. of our reports dated February 27, 2009, with respect to the consolidated statements of financial condition of Hudson City Bancorp, Inc. as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of Hudson City Bancorp, Inc.
New York, New York
February 27, 2009